Exhibit 4(f)

English Version for

Information Purposes Only

Final Version

[TO BE FORMALIZED IN SPANISH BEFORE A NOTARY PUBLIC IN MEXICO]

IRREVOCABLE SECURITY TRUST AGREEMENT, DATED APRIL 29, 2003 ENTERED INTO BY AND BETWEEN GRUPO MINERO MÉXICO, S.A. DE C.V. (“GMM”), INDUSTRIAL MINERA MÉXICO, S.A. DE C.V., (“IMMSA”), MEXICANA DE COBRE, S.A. DE C.V., (“Mexcobre”), MINERALES METÁLICOS DEL NORTE, S.A., (“Mimenosa”), MEXICANA DE CANANEA, S.A. DE C.V., (“Mexcananea”), MEXICANA DEL ARCO, S.A. DE C.V., (“Mexarco”), MINERALES Y MINAS MEXICANAS, S.A. DE C.V., (“MMM”), AMERICAS MINING CORPORATION (“AMC”), MINERA MÉXICO, S.A. DE C.V. (“MM”), COMPAÑÍA DE TERRENOS E INVERSIONES DE SAN LUIS POTOSÍ, SOCIEDAD CIVIL POR ACCIONES, S.A. (“TISLP”) AND MÉXICO COMPAÑÍA INMOBILIARIA, S.A., (“MCI”) AS GRANTORS (GMM, IMMSA, Mexcobre, Mimenosa, Mexcananea, Mexarco, MMM, AMC, MM, TISLP and MCI collectively, the “GRANTORS”) AND GE CAPITAL BANK, S.A., INSTITUCION DE BANCA MÚLTIPLE, GE CAPITAL GRUPO FINANCIERO, AS TRUSTEE (the “TRUSTEE”) PURSUANT TO THE FOLLOWING RECITALS, REPRESENTATIONS AND CLAUSES:

RECITALS

I.                                        On April 29, 2003, GMM, MM, IMMSA, Minera México Internacional, Inc., Mexcobre, Mimenosa, Mexcananea, Mexarco, MMM, TISLP, MCI and Proyecciones Urbanísticas, S. de R.L. de C.V., each other Person identified on the signature pages thereof as a Principal Subsidiary, the Financial Institutions identified therein as SEN Holders and Bank Holders, Bank of America, N.A., as Bank Holders Administrative Agent, HSBC Bank USA, as Shared Payment and Collateral Agent and SEN Collateral Agent and Grupo Mexico Export Master Trust No. 1 (acting by and through The Bank of New York) entered into a Common Agreement (as the same may be amended, supplemented or otherwise modified, the “Common Agreement”).  Capitalized terms used and not otherwise defined herein shall have the meaning given thereto in the Common Agreement and in Appendix A thereto;

II.                                    On April 29, 2003, the SEN Trust, GMM and  the SEN Collateral Agent entered into that certain Restructured Trust Indenture (as the same may be amended, supplemented or otherwise modified, the Restructured Trust Indenture);

III.                                On April 29, 2003, the Bank Holders, GMM, MM, the Bank Holders Administrative Agent, the Guarantors (as defined below) entered into that certain Amended and Restated Credit Agreement (as the same may be amended, supplemented or otherwise modified, the “Bank Holders Restructured Loan Agreement”);

IV.                                On April 29, 2003, each of MM, IMMSA, Minera México Internacional, Inc., Mexcobre, Mimenosa, Mexcananea, Mexarco, MMM, TISLP, MCI and Proyecciones Urbanísticas, S. de R.L. de C.V. (the “Guarantors”) executed the Affiliate Guaranty (as the same may be amended, supplemented or otherwise modified, the “Affiliate Guaranty”) guaranteeing all obligations of the Borrower to the Shared Payment and Collateral Agent and each of the Secured Parties, which arise out of or in connection with the Common Agreement or any other Operative Document;

V.                                    MM owes to GMM an amount equal to U.S.$870,304,872.95 (eight hundred seventy million three hundred and four thousand eight hundred and seventy two Dollars 95/100) (the “Intercompany Payable”);

VI.                                It is a condition precedent to the effectiveness of the Common Agreement, the Restructured Trust Indenture, the Bank Holders Restructured Loan Agreement and the Affiliate Guaranty among others, that the Grantors execute this Agreement in order to, subject to its terms, secure the full and punctual payment and performance of all the Obligations of (a) the Borrower and the Guarantors under the (i) Common Agreement, (ii) Restructured Trust Indenture and (iii) Bank Holders Restructured Loan Agreement, (b) the Guarantors under the Affiliate Guaranty, and (c) MM under the Intercompany Payable (jointly the “Restructuring Obligations”, and together with the Yankee Obligations,  the “Secured Obligations”);

VII.                            Pursuant to that certain indenture dated as of March 31, 1998 (the “Yankee Notes Indenture”), by and between GMM, as issuer, certain of its subsidiaries, as guarantors, and The Bank of New York (the “Yankee Notes Trustee”), as trustee, GMM and the subsidiaries party thereto agreed not to, directly or indirectly incur or suffer to exist any lien on or with respect to any property or assets of GMM or such subsidiaries without making an effective provision for securing the notes issued under the Yankee Notes Indenture (the “Yankee Notes”) and the guarantees issued in respect thereof (the “Yankee Guarantees”) equally and ratably with the secured indebtedness for so long as such indebtedness will be so secured. For purposes of this Agreement, the obligations of GMM and its subsidiaries under the Yankee Notes and the Yankee Guarantees will be referred to as the “Yankee Obligations”.

Section 4.08 of the Yankee Notes Indenture provides the following:

“Section 4.08.  Limitation on Liens.  GMM will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist any Lien other than a Permitted Lien on or with respect to any property or assets of GMM or any Restricted Subsidiary now owned or hereafter acquired to secure any Indebtedness of GMM or any Restricted Subsidiary without making, or causing such Subsidiary to make, effective provision for securing the Notes and the Guarantees (x) equally and ratably with such Indebtedness for so long as such Indebtedness will be so secured or (y) in the event such Indebtedness is subordinate in right of payment to the Notes; prior to such Indebtedness for so long as such Indebtedness will be so secured.”

REPRESENTATIONS

I.                                        Each of the Grantors represents that:

(a)                                 In the case of GMM, IMMSA, Mexcobre, Mimenosa, Mexcananea, Mexarco, MMM, TISLP, MCI and MM (jointly, the “Asset Grantors”) it is a corporation duly incorporated and validly existing under the laws of Mexico and in the case of AMC it is a corporation duly incorporated and validly existing under the laws of the state of Delaware, United States of America, and is duly empowered, in accordance with the terms of its constituent and organizational documents, to execute this Agreement and to assume the obligations set forth herein as is evidenced by the documents that are attached hereto as Exhibit A;

(b)                                It has obtained all the necessary permits and authorizations (whether corporate or otherwise) to execute this Agreement, transfer title to its Assets (as defined below) pursuant to the terms hereof and comply with its obligations hereunder;

(c)                                  Its attorney-in-fact is duly authorized to execute this Agreement, on its behalf, and to assume the obligations set forth herein, as is evidenced by the power of attorney attached hereto as Exhibit B, which authority has not been revoked or modified in any manner whatsoever;

(d)                                 Neither the execution or delivery of this Agreement, the transfer of title to such Grantor’s Assets in favor of the Trustee, nor the compliance with any of its obligations hereunder, will breach or conflict with or result in a violation of (i) if applicable, its constituent or organizational documents, (ii) any credit agreement, indenture, contract or obligation to take money in the form of loans or any other agreement, contract, authorization, concession, license, permit or other instrument to which it is a party or to which it, the Assets or any of its other assets are subject to, or (iii) any law, rule, regulation, norm, decree, order, resolution of any court, administrative or governmental agency applicable to it, the respective Assets or any of its other assets;

(e)                                 Prior to the execution of this Agreement, it was the sole and rightful owner of the Assets transferred thereby upon creation of this Trust;

(f)                                   The Assets transferred thereby upon creation of this Trust are free from any liens, encumbrances, security interests or any other ownership limitation, except for the security interest created hereby and except as provided in Exhibit C; the rights of the Grantor to its Assets are, and the rights of the Grantor to its Additional Assets (as defined below) shall be, upon their transfer to the Trust, free of any lien, security interest or any other ownership limitation, except for the security interest created pursuant to the terms of this Agreement and other Permitted Liens;

(g)                                It has obtained, and currently maintains over the Assets transferred thereby upon creation of this Trust, the insurance policies listed and described in Exhibit D hereto (the “Insurance Policies”); and the Insurance Policies are valid and effective as of the date hereof; it will obtain and maintain insurance over its Additional Assets similar to the one provided under the Insurance Policies;

(h)                                In order to secure the full and punctual payment and performance of the Secured Obligations, it intends on creating, by means of this Agreement, a first priority security interest on the Assets in favor of the First Beneficiaries (as defined below), pursuant to the terms hereof;

(i)                                    Except for those matters listed in Schedule A hereto, it is in compliance with all laws and regulations applicable to the Assets or the Grantor’s operation thereof, including environmental protection, development, zoning and other similar laws and regulations, whether such laws or regulations are of a municipal, state or federal nature, except to the extent (i) compliance with such laws or regulations is being challenged by the Grantor through the appropriate legal proceedings and prior creation of the necessary reserves if required under GAAP, and (ii) non-compliance with such laws or regulations will not have a Material Adverse Effect;

(j)                                    This Agreement and the security interest created hereunder constitutes a legal, valid and binding obligation of the Grantor, enforceable against the Grantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, concurso mercantil, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally;

(k)                                 Except for those matters listed in Schedule B hereto, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy law) pending or, to the knowledge of the Grantor, threatened, against the Assets which if adversely determined could have a material adverse effect on such Assets, or when transferred to the Trust, the Additional Assets;

(l)                                    The transfer of the Assets to the Trustee pursuant to the terms hereof does not require the authorization of the Federal Competition Commission;

(m)                              Except for GMM, it continuously has had and as of the date hereof has business relationships with GMM and is therefore entitled pursuant to its corporate by-laws to execute this Agreement; and

(n)                                The Real Estate Assets (as defined below) and Troubled Real Estate Assets (as defined below) listed in Schedule 2 hereto are the only real estate assets owned by each Grantor of significant commercial value or that are material to such Grantor’s business operations.

II.                                    The Trustee represents that:

(a)                                 It is a multiple banking institution (institución de banca múltiple) duly organized and validly existing under the laws of Mexico and is duly empowered, in accordance with the terms of its constituent and organizational documents, to execute this Agreement and to assume the obligations set forth herein as is evidenced by the documents that are attached hereto as Exhibit E;

(b)                                Its attorney-in-fact is duly authorized to execute this Agreement, on its behalf, and to assume the obligations set forth herein, as is evidenced by the power of attorney attached hereto as Exhibit F, which authority has not been revoked or modified in any manner whatsoever; and

(c)                                 It has accepted its appointment as trustee under the terms of this Agreement in reliance on the Recitals and on the Representations of the Grantors contained above.

IN WITNESS WHEREOF, the parties hereto agree to the following:

CLAUSES

FIRST.  Definitions.  Defined terms used in this Agreement will have the meaning set forth below, in the understanding that such meaning will be applicable to both the singular and plural form thereof:

“Additional Assets” has the meaning set forth in Clause Seventh (a) hereof.

“Additional Concessions” has the meaning set forth in Clause Fifth (e)(i).

“Additional Intangible Assets” has the meaning set forth in Clause Fifth (c) hereof.

“Additional Real Estate Assets” has the meaning set forth in Clause Fifth (a) hereof.

“Additional Shares” has the meaning set forth in Clause Fifth (d) hereof.

“Additional Tangible Movable Assets” has the meaning set forth in Clause Fifth (b) hereof.

“Advisor” has the meaning set forth in Clause Thirteenth (a)(5) hereof.

“Affiliate Guaranty” has the meaning set forth in Recital IV hereof.

“Agreement” means this Irrevocable Security Trust Agreement.

“AMC” has the meaning set forth in the introduction hereof.

“Appraisal Value” has the meaning set forth in Clause Thirteenth (a)(6) hereof.

“Assets” shall mean such assets as are described in Clause Sixth hereof.

“Asset Grantors” has the meaning set forth in Representation I (a) hereof.

“Bank Holders Restructured Loan Agreement” has the meaning set forth in Recital III hereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, United States of America, Mexico City, Mexico or Toronto, Canada are authorized or required by law to close.

“Claims” has the meaning set forth in Clause Sixteenth (a) hereof.

“Concessions” has the meaning set forth in Clause Fifth (e)(i) hereof.

“Common Agreement” has the meaning set forth in Recital I hereof.

“Date of the Foreclosure Request” has the meaning set forth in Clause Thirteenth (a)(1) hereof.

“Designated Assets” has the meaning set forth in Clause Thirteenth (a)(1) hereof.

“Dollars” or “US$” means the lawful currency of the United States of America.

“Excluded Assets” means such assets described in Schedule 9 hereto in connection with which, as permitted under Section 4.08 and subsection (xvii) of the definition of Permitted Liens of the Yankee Notes Indenture, an equal and ratable security interest to the security interest created hereunder will not be created in favor of the Yankee Notes Trustee.

“Excluded Concessions” has the meaning set forth in Clause Fifth (e) (i) hereof.

“Facilities” has the meaning set forth in Clause Fourteenth (b) hereof.

“First Beneficiaries” means (i) the Shared Payment and Collateral Agent, acting on behalf and for the benefit of the SEN Holders and the Bank Holders (as such terms are defined in the Common Agreement) and (ii) the Yankee Notes Trustee, acting on behalf and for the benefit of the holders of the Yankee Notes and Yankee Guarantees.

“Foreclosure Procedure” means any foreclosure procedure commenced as provided in Clause Thirteenth hereof.

“Foreclosure Request” has the meaning set forth in Clause Thirteenth (a)(1) hereof.

“GAAP” means generally accepted accounting principles in Mexico.

“GMM” has the meaning set forth in the introduction hereof.

“Guarantors” has the meaning set forth in Recital IV hereof.

“Grantors” has the meaning set forth in the introduction hereof.

“IMMSA” has the meaning set forth in the introduction hereof.

“Indemnified Persons” has the meaning set forth in Clause Sixteenth (a) hereof.

“Insurance Policies” has the meaning set forth in Representation I (g) hereof.

“Intangible Assets” has the meaning set forth in Clause Fifth (c) hereof.

“Intercompany Payable” has the meaning set forth in Recital V hereof.

“LGTOC” means the Mexican General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito).

“LIC” means the Mexican Credit Institutions Law (Ley de Instituciones de Crédito).

“LM” means the Mexican Mining Law (Ley Minera).

“Loss Proceeds” means any proceeds derived from (i) insurance payments in respect of the Assets, and (ii) any payment received as a result of expropriation, seizure or similar governmental action in respect of the Assets.

“MCI” has the meaning set forth in the introduction hereof.

“Mexarco” has the meaning set forth in the introduction hereof.

“Mexcananea” has the meaning set forth in the introduction hereof.

“Mexcobre” has the meaning set forth in the introduction hereof.

“Mexico” means the United Mexican States.

“Mimenosa” has the meaning set forth in the introduction hereof.

“MM” has the meaning set forth in the introduction hereof.

“MMM” has the meaning set forth in the introduction hereof.

“Permitted Dispositions” has the meaning set forth in Clause Ninth (b) hereof.

“Permitted Investments” means debt instruments with a remaining maturity not in excess of one year issued or guaranteed by the federal government of the U.S.

“Peso” means the lawful currency of the Mexico.

“Real Estate Assets” has the meaning set forth in Clause Fifth (a) hereof.

“Restructured  Trust Indenture” has the meaning set forth in Recital II hereof.

“Restructuring Obligations” has the meaning set forth in Recital VI hereof.

“Scheduled Assets” means such assets listed in Schedule 8 hereto.

“Second Beneficiaries” means the Grantors in connection with the rights thereof set forth in Clause Third hereof.

“Secured Obligations” has the meaning set forth in Recital VI hereof.

“Shareholders” means AMC as shareholder of MM and MM as shareholder of GMM.

“Shared Payment and Collateral Agent” means HSBC Bank USA or any other financial institution that replaces HSBC Bank USA as Shared Payment and Collateral Agent under the Common Agreement.

“Shares” has the meaning set forth in Clause Fifth (d) hereof.

“Tangible Movable Assets” has the meaning set forth in Clause Fifth (b) hereof.

“TISLP” has the meaning set forth in the introduction hereof.

“Troubled Real Estate Assets” means the real estate assets identified as such in Schedule 2 hereto.

“Trust” has the meaning set forth in Clause Second (b) hereof.

“Trust Account” means the account to be opened and maintained by the Trustee at BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer or any other account that the Trustee may open and maintain in substitution thereof and that the Trustee will notify in writing to the Grantors and the Shared Payment and Collateral Agent within the 5 (five) Business Days immediately following the opening thereof.

“Trustee” has the meaning set forth in the introduction hereof.

“U.S.” means the United States of America.

“Yankee Guarantees” has the meaning set forth in Recital VII hereof.

“Yankee Notes” has the meaning set forth in Recital VII hereof.

“Yankee Notes Indenture” has the meaning set forth in Recital VII hereof.

“Yankee Notes Trustee” has the meaning set forth in Recital VII hereof.

“Yankee Obligations” has the meaning set forth in Recital VII hereof.

SECOND.  Acknowledgment of Indebtedness; Creation of the Trust. (a) The Grantors hereby acknowledge that on the date hereof, (i) the Borrower and the Guarantors, as the case may be, owe such amounts under the Common Agreement, the Restructured Trust Indenture, the Bank Holders Restructured Loan Agreement and the Affiliate Guaranty, (ii) MM owes such amounts under the Intercompany Payable and (iii) GMM and its subsidiaries owe such amounts under the Yankee Notes and Yankee Guarantee, all of which are described in Schedule 1 hereto.

(b)                                  The Grantors hereby create this Irrevocable Security Trust (hereinafter referred to as this “Trust”) with the Trustee to secure the full and punctual payment and performance of the Secured Obligations by transferring to the Trustee title to the Assets as described in Clause Fifth and Sixth below.

(c)                                   The Trustee hereby accepts its appointment as trustee and receives the Assets as such receipt is described in Clause Fifth and Seventh below, and will receive Additional Assets as set forth in Clause Seventh below.  The execution of this Agreement constitutes evidence of the receipt of the Assets transferred to the Trustee upon execution hereof.

(d)                                  With respect to any of the Assets now or hereafter transferred to this Trust, all the Grantors will be liable for any claims made by third parties in connection with title to the Assets (saneamiento para el caso de evicción). The Grantors (except AMC) will indemnify the Trustee and the Shared Payment and Collateral Agent (and their respective officers, directors and employees) for any such claims as described in Clause Sixteenth hereof.

(e)                                  In accordance with the LGTOC and the LM, the Asset Grantors agree, to obtain and maintain the registration of this Agreement and of any amendment or supplement thereto (and any Exhibit or Schedule hereto) in the Public Registry of Property of any location where Real Estate Assets or any Additional Real Estate Assets are located, in the Public Registries of Commerce of the corporate domicile of each of the Asset Grantors, in the Public Mining Registry and any other registry or institution (including the Instituto Mexicano de la Propiedad Industrial) that, in light of the nature of the Assets is required by applicable law.

Likewise, the Asset Grantors agree to deliver to the Trustee, (i) within the 90 (ninety) Business Days immediately following the date of this Agreement or the date of any amendment or supplement hereto (and to any Exhibit or Schedule hereto), the receipt issued by the corresponding public registries or institutions evidencing receipt for the filing for registration of the first notarial copy of the public deed containing this Agreement or the respective amendment or supplement as well as any receipts evidencing payment of the corresponding registration fees, (ii) within the 150 (one hundred and fifty) Business Days immediately following the date of this Agreement or the date of any amendment or supplement hereto (and to any Exhibit or Schedule hereto), the first notarial copy of the public deed containing this Agreement or the respective amendment or supplement with the respective registration information evidencing its registration with the aforementioned public registries or institutions and (iii) within the 40 (forty) Business Days immediately following the expiration of the 150 (one hundred and fifty) Business Days period set forth in (ii) above, no-liens certificates issued by the appropriate public registries or institutions evidencing the security interest created hereunder as the only lien registered upon the respective Assets.

The Asset Grantors (except AMC) agree to jointly and severally pay all costs and expenses, as well as all taxes derived from the ratification of this Agreement or any amendment or supplement hereto (or any Exhibit or Schedule hereto) in a public deed, as well as all costs, expenses, taxes and registration fees that may derive from the registration of the same in the aforementioned public registries or institutions.

THIRD.  Parties to the Agreement.  (a)  The parties to this Agreement and the First Beneficiaries are the following:

Grantors and Second Beneficiaries:	GMM, IMMSA, Mexcobre, Mimenosa, Mexcananea, Mexarco, MMM, AMC, MM, TISLP and MCI.

Trustee:	GE Capital Bank, S.A., Institución de Banca Múltiple, GE Capital Grupo Financiero.

First Beneficiaries:	The Shared Payment and Collateral Agent for the benefit of the SEN Holders and Bank Holders and the Yankee Notes Trustee for the benefit of the holders of the Yankee Notes and Yankee Guarantees.

(b)                                  The First Beneficiaries are beneficiaries with respect to, among other rights granted to them hereunder, (i) all their rights, in accordance to the terms of this Agreement, for the Assets to serve as security for the full and punctual payment and performance of the Secured Obligations and (ii) the right, in the event of a foreclosure process conducted as set forth in Clause Thirteenth to all the proceeds obtained from the sale of the Assets and to be applied as set forth in Clause Thirteenth (d) hereof.

The appointment of the Yankee Notes Trustee (for the benefit of the holders of the Yankee Notes and the Yankee Guarantees) as a First Beneficiary hereunder is made, as required by the Yankee Notes Indenture, as an effective provision for securing the Yankee Obligations equally and ratably with the Restructuring Obligations for so long as the Restructuring Obligations are secured hereunder and in the same terms and conditions as the Restructuring Obligations are so secured (except in connection with the Shares and Additional Shares and the Excluded Assets as described below).

The parties hereto recognize and acknowledge that neither the Yankee Notes Trustee nor the holders of the Yankee Notes or the Yankee Guarantees will have any type of participation or involvement in the making of any decisions hereunder, in the understanding that the only circumstance where the consent of the Yankee Notes Trustee will be required will be to amend this Agreement in a manner that would cause it not to have an equal and ratable right to the security interest created hereunder as provided in Clause Twenty Fifth hereof.

All parties hereto agree and acknowledge that only the Restructuring Obligations will be secured by the Shares and the Additional Shares and the Excluded Assets and that therefore, the Yankee Notes Trustee will have no right in or interest upon the Shares and Additional Shares and the Excluded Assets or any proceeds derived from the sale thereof.

The Shared Payment and Collateral Agent has executed and delivered its acceptance letter to the Trustee in the form attached hereto as Exhibit G.

(c)                                   The Grantors will be second beneficiaries with respect to the rights of each Grantor (in connection with the Assets contributed by each such Grantor) (i) to receive the proceeds obtained from the sale of the Assets in excess of such amounts that are necessary to satisfy the Secured Obligations and (ii) to reacquire title to the Assets upon termination of the Trust.

The appointment of the First Beneficiaries and the Second Beneficiaries hereunder shall be effective on the date hereof.

FOURTH.  Purpose of this Trust.  The purpose of the Trust created hereby is to secure the Secured Obligations with the Assets as provided for herein and for the Trustee to perform its obligations and to carry out such other actions as are described herein or in any other document executed pursuant to the terms of this Agreement.

FIFTH.  Transfer of Assets to the Trustee.  The Grantors hereby transfer title to the Assets described below to the Trustee as trustee of the Trust in accordance to the provisions of this Clause Fifth.

(a)                                   Real Estate Assets:  Each of the Asset Grantors transfers title to the real estate assets owned by it and described in Schedule 2 hereto (the “Real Estate Assets”) to the Trustee for the purposes set forth herein.

Each of the Asset Grantors acknowledges that transfer of the Real Estate Assets to the Trustee will be perfected by means of the execution and delivery of this Agreement and to the extent provided under Clause Seventh (b) (1) hereof, additional supplements to this Agreement, and registration of this Agreement or such additional supplements in the Public Registry of Property of any location where Real Estate Assets are located.

In connection with the real estate assets that each Asset Grantor may acquire after the date hereof (the “Additional Real Estate Assets”), each Asset Grantor agrees to carry out such actions described in Clause Seventh (b) (1) hereof.

(b)                                  Tangible Movable Assets:  Each Asset Grantor transfers title to all buildings, machinery and equipment owned by it and used in the ordinary course of its business including without limitation, those buildings, machinery and equipment described in Schedule 3 hereto and any buildings, machinery and equipment it may own in the future and use in the ordinary course of its business (all such Assets together, the “Tangible Movable Assets”) to the Trustee for the purposes set forth herein.

Each of the Asset Grantors acknowledges that transfer of the Tangible Movable Assets to the Trustee will be perfected by means of the execution and delivery of this Agreement and registration of this Agreement in the Public Registry of Commerce of the corporate domicile of each Asset Grantor.  Each Asset Grantor further acknowledges that because the Trust will include all of the buildings, machinery and equipment used in the ordinary course of its business, that no further identification is required as provided under articles 408 and 354 of the LGTOC.

In connection with Tangible Movable Assets that each Asset Grantor may acquire after the date hereof (the “Additional Tangible Movable Assets”), each Asset Grantor agrees to carry out such actions described in Clause Seventh (b) (2) hereof.

(c)                                   Intangible Assets.  Each Asset Grantor transfers title to all trademarks and other intellectual property held by it, including without limitation, those described in Schedule 4 hereto and in the case of GMM, its rights under the Intercompany Payable and any trademarks and other intellectual property it may hold in the future (all such Assets together, the “Intangible Assets”) to the Trustee for the purposes set forth herein.

Each of the Asset Grantors acknowledges that transfer of the Intangible Assets to the Trustee will be perfected by means of the execution and delivery of this Agreement and registration of this Agreement in the Public Registry of Commerce of the corporate domiciles of each Asset Grantor and any other registry or institution (including the Instituto Mexicano de la Propiedad Industrial) that, in light of the nature of the Assets is required by applicable law.

In connection with Intangible Assets that each Asset Grantor may acquire after the date hereof and all trademarks and other intellectual property currently owned by each Asset Grantor and that are not described in Schedule 4 hereto (the “Additional Intangible Assets”), each Asset Grantor agrees to carry out such actions described in Clause Seventh (b) (3) hereof.

MM specifically acknowledges and consents to the assignment of GMM’s rights under the Intercompany Payable to this Trust for the purposes set forth herein.

(d)                                  Shares of GMM and MM.

Each of the Shareholders transfers title to all shares held by them representing the capital stock of each of GMM and MM described in Schedule 5 hereto (the “Shares”) to the Trustee for the purposes set forth herein, which Shares represent 98.9098% (ninety eight point nine zero nine eight percent) and 99.8089% (ninety nine point eight zero eight nine percent) of the outstanding shares of GMM and MM respectively.

For purposes of this section (d), the Shareholders hereby deliver to the Trustee:

(i)                                       the original share certificates evidencing the Shares duly endorsed in property (endoso en propiedad) in favor of the Trustee; and

(ii)                                    a copy, certified by the Secretary of the Board of Directors of each of GMM and MM, of the stock registry books (libros de registro de acciones) of each of GMM and MM, containing a notation duly certified by the Secretary of the Board of Directors of GMM and MM, stating that the Shares have been transferred in favor of the Trustee pursuant to the provisions hereof.

In connection with shares representing the capital stock of each of GMM and MM that each Shareholder may acquire after the date hereof (either by means of subscription and payment of any capital increase in the capital stock of GMM or MM, as payment of a dividend in shares paid by GMM or MM, or otherwise) (the “Additional Shares”) each Shareholder agrees to carry out such actions described in Clause Eighth hereof.

(e)                                   (i)                                     Concessions.  Each of the Asset Grantors transfers to the Trustee for the purposes set forth herein, all mining exploitation concessions held by it, including without limitation those described in Schedule 6 hereto and any mining exploitation concessions it may own in the future (all such Assets together, with the exception of the Excluded Concessions, the “Concessions”) except for the mining exploitation concessions described in Schedule 10 hereto (such concessions, the “Excluded Concessions”).

Each of the Asset Grantors acknowledges that the transfer in guaranty of the Concessions described in Schedule 6 hereto will be perfected by means of the execution and delivery of this Agreement and registration of this Agreement in the Public Mining Registry.

In connection with Concessions that each Asset Grantor may acquire after the date hereof and that are therefore not described in Schedule 6 hereto (the “Additional Concessions”) and the Excluded Concessions (provided any restrictions on transfer are eliminated therefrom) each Asset Grantor agrees to carry out such actions described in Clause Seventh (b) (4) hereof.

The parties hereto recognize that the transfer of the Concessions and any Additional Concessions or Excluded Concessions (provided any restrictions on transfer are eliminated therefrom) described above is exclusively for the purpose described in this Agreement and to create a security interest thereon.  Therefore, the parties recognize that the transfer of the Concessions and any Additional Concessions or Excluded Concessions to the Trustee will not be deemed a transfer under the terms of the LM and its regulations.  Therefore, the Trustee will not acquire any rights or any obligations under the Concessions and any Additional Concessions or Excluded Concessions (except its rights hereunder).  Each of the respective Asset Grantors will continue to operate the Concessions and Additional Concessions or Excluded Concessions in the ordinary course of their business as set forth in Clause Eleventh below.

The parties also recognize and acknowledge that under the terms of Clause Thirteenth hereof, within the context of a Foreclosure Procedure, such Concessions may only be sold to an entity meeting the requirements set forth by the LM (and other applicable laws).

(ii)                                   Excluded Concessions.  Each of the Asset Grantors that currently holds Excluded Concessions, hereby agrees to carry out such actions as may be reasonably requested by the Shared Payment and Collateral Agent in connection with such Excluded Concessions, subject to the provisions on limitations of transfers provided in such Excluded Concessions.

SIXTH.  Assets.  (a)  The Assets shall include the following:

(1)                                  an amount equal to $25,000.00 (twenty five thousand Pesos 00/100);

(2)                                  the Real Estate Assets;

(3)                                  the Tangible Movable Assets;

(4)                                  the Intangible Assets;

(5)                                  the Shares;

(6)                                  the Concessions;

(7)                                  any Additional Assets transferred to this Trust pursuant to Clause Seventh hereof;

(8)                                  any Additional Shares transferred to this Trust pursuant to Clause Eighth hereof;

(9)                                  any securities or other instruments acquired with the proceeds obtained from the sale of the Assets in a Foreclosure Procedure and Loss Proceeds resulting from such Assets;

(10)                            any amounts at any time maintained in the Trust Account; and

(11)                            any other assets that, for any reason or under any circumstance, may be transferred to this Trust.

(b)                                 Notwithstanding anything to the contrary hereunder, any Loss Proceeds received by the Trustee in respect of any of the Assets or amounts paid to the Trustee under the Intercompany Payable, (i) if denominated in Dollars, shall be delivered by the Trustee to the Trust Account, no later than the next Business Day after receipt thereof, and (ii) if denominated in Pesos, such proceeds shall be converted into Dollars by the Trustee pursuant to the terms of Clause Twenty Eighth hereof, and shall be delivered, no later than the next Business Day by the Trustee to the Trust Account and will be maintained in such Trust Account and applied by the Trustee in accordance with the instructions of the Shared Payment and Collateral Agent.  However, any Loss Proceeds received by the Trustee under any of the Insurance Policies may be delivered by the Trustee to the respective Grantors as set forth in Clause Twelfth hereof.

(c)                                  The Trustee will invest any amounts held at any time in the Trust Account (if the respective amounts so allow) in Permitted Investments as instructed to the Trustee in writing by the Shared Payment and Collateral Agent.  The Shared Payment and Collateral Agent will be entitled to notify the Trustee how to proceed and apply any amounts maintained at any time in the Trust Account and the Trustee will be released from any liability incurred in regards to such amounts so long as it complies with such instructions.  In the event that the amounts maintained in the Trust Account are not sufficient to make investments in Permitted Investments, the same will be maintained in the Trust Account.

SEVENTH.  Transfer of Real Estate Assets and Additional Assets.  (a)  Each of the Asset Grantors hereby acknowledges that on the date hereof it has transferred to the Trustee all Real Estate Assets, Additional Tangible Movable Assets, Additional Intangible Assets and Additional Concessions and agrees to transfer to the Trustee all Additional Real Estate Assets (the Additional Real Estate Assets, Additional Tangible Movable Assets, Additional Intangible Assets and Additional Concessions, together, the “Additional Assets”).  Each Asset Grantor hereby agrees to perfect the transfer to the Trustee of all Real Estate Assets and, to the extent necessary, Additional Assets in the manner set forth below.

(b)                                  The Asset Grantors agree to take the following actions in order to perfect the transfer of such Real Estate Assets and Additional Assets to the Trustee:

(1)                                   Real Estate Assets and Additional Real Estate Assets.

(i)                                      Real Estate Assets (other than Troubled Real Estate Assets): Within the 120 (one hundred and twenty) Business Days immediately following the date of this Agreement, the Asset Grantors will perfect the transfer of the Real Estate Assets (other than the Troubled Real Estate Assets, the transfer of which will be perfected as set forth in (ii) below) by means of the execution and registration of a supplement to this Agreement as described below.

The abovementioned supplement will be granted before a notary public by the respective Asset Grantors and the Trustee and must be registered in the respective public registries of property as set forth in Clause Second (e) above. The Asset Grantors will be liable for the registration of the respective supplement hereto in the applicable public registries as set forth in Clause Second (e) above.

The Asset Grantors, as the case may be, must deliver to the Trustee or the Shared Payment and Collateral Agent, prior to the expiration of the 120 (one hundred and twenty) Business Day term set forth above, such documentation or information relating to the Real Estate Assets, other than the Troubled Real Estate Assets (including such documentation as is required under the laws applicable to such Real Estate Assets to perfect the transfer thereof) as the Trustee or the Shared Payment and Collateral Agent may reasonably request.

(ii)                                   Troubled Real Estate Assets: Within the 180 (one hundred and eighty) Business Days immediately following the date of this Agreement, the Asset Grantors will perfect the transfer of the Troubled Real Estate Assets by means of the execution and registration of a supplement to this Agreement as described below.

The abovementioned supplement will be granted before a notary public by the respective Asset Grantors and the Trustee and must be registered in the respective public registries of property as set forth in Clause Second (e) above. The Asset Grantors will be liable for the registration of the respective supplement hereto in the applicable public registries as set forth in Clause Second (e) above.

The Asset Grantors, as the case may be, must deliver to the Trustee or the Shared Payment and Collateral Agent, prior to the expiration of the 180 (one hundred and eighty) Business Day term set forth above, such documentation or information relating to the Troubled Real Estate Assets (including such documentation as is required under the laws applicable to such Troubled Real Estate Assets to perfect the transfer thereof) as the Trustee or the Shared Payment and Collateral Agent may reasonably request.

(iii)                                Additional Real Estate Assets. On a quarterly basis for each fiscal quarter of the Asset Grantors, and no later than 30 (thirty) calendar days after the end of such fiscal quarter, each Asset Grantor will give written notice to the Trustee (who must transmit a copy of such notice to the Shared Payment and Collateral Agent) and the Shared Payment and Collateral Agent of the acquisition or identification by such Asset Grantor of any Additional Real Estate Assets during such quarter.  Such notice will also provide which of such Additional Real Estate Assets the respective Asset Grantor will contribute to this Trust and which Additional Real Estate Assets such Asset Grantor proposes not be contributed to this Trust.  Within the 15 (fifteen) Business Days immediately following receipt of such notice by the Shared Payment and Collateral Agent (whether from the Asset Grantor or the Trustee), the Shared Payment and Collateral Agent must notify the respective Asset Grantor and the Trustee in writing of its approval of the terms of such notice, or if such is the case, of its decision as to which Additional Real Estate Assets described in such notice should and should not be assigned to the Trust.  If the Trustee does not receive written notice to this effect from the Shared Payment and Collateral Agent within such 15 (fifteen) Business Days, the Trustee will assume that the Shared Payment and Collateral Agent approved the terms of the notice delivered by the Asset Grantors.

Within 20 (twenty) Business Days after the expiration of the 15 (fifteen) Business Day term set forth above, the respective Asset Grantors will perfect the transfer of the respective Additional Real Estate Assets by means of the execution and registration of a supplement to this Agreement as described below or otherwise.

The abovementioned supplement will be granted before a notary public by the respective Asset Grantors and the Trustee and must be registered in the respective public registries of property as set forth in Clause Second (e) above. The Asset Grantors will be liable for the registration of the respective supplement hereto in the applicable public registries as set forth in Clause Second (e) above.

The Asset Grantors, as the case may be, must deliver to the Trustee or the Shared Payment and Collateral Agent, prior to the expiration of the 20 (twenty) Business Day term set forth above, such documentation or information relating to the Additional Real Estate Assets (including such documentation as is required under the laws applicable to such Additional Real Estate Assets or Real Estate Assets to perfect the transfer thereof) as the Trustee or the Shared Payment and Collateral Agent may reasonably request.

(2)                                   Additional Tangible Movable Assets.  On a quarterly basis for each fiscal quarter of the Asset Grantors, and no later than 30 (thirty) calendar days after the end of such fiscal quarter, each Asset Grantor will give written notice to the Trustee (who must transmit a copy of such notice to the Shared Payment and Collateral Agent) and the Shared Payment and Collateral Agent of the acquisition or identification by such Asset Grantor of any Additional Tangible Movable Assets with a value (determined based on the price of acquisition or, if identified, appraisal value) of U.S.$100,000.00 (one hundred thousand Dollars 00/100) or more during such quarter.

Notwithstanding that under Clause Fifth above all Tangible Movable Assets (including Additional Tangible Movable Assets) are validly transferred hereto upon execution of this Agreement, to the extent the Shared Payment and Collateral Agent notifies the respective Asset Grantor that it is necessary, the respective Asset Grantor, within the 20 (twenty) Business Days after receipt of such notice from the Shared Payment and Collateral Agent, will perfect the transfer of the Additional Tangible Movable Assets by means of the execution and registration of a supplement to this Agreement as described below or otherwise.

The abovementioned supplement will be granted before a notary public by the respective Asset Grantors and the Trustee and must be registered in the respective public registries of commerce as set forth in Clause Second (e) above. The Asset Grantors will be liable for the registration of the respective supplement hereto in the applicable public registries as set forth in Clause Second (e) above.

The Asset Grantors, as the case may be, must deliver to the Trustee or the Shared Payment and Collateral Agent, prior to the expiration of the 20 (twenty) Business Day term set forth above, such documentation or information relating to the Additional Tangible Movable Assets (including such documentation as is required under laws applicable to such Additional Tangible Movable Assets to perfect the transfer thereof) as the Trustee or the Shared Payment and Collateral Agent may reasonably request.

(3)                                   Additional Intangible Assets.  On a quarterly basis for each fiscal quarter of the Asset Grantors, and no later than 30 (thirty) calendar days after the end of such fiscal quarter, each Asset Grantor will give written notice to the Trustee (who must transmit a copy of such notice to the Shared Payment and Collateral Agent) and the Shared Payment and Collateral Agent of the acquisition or identification by such Asset Grantor of any Additional Intangible Assets during such quarter.

Notwithstanding that under Clause Fifth above all Intangible Assets (including Additional Intangible Assets) are validly transferred hereto upon execution of this Agreement, to the extent any Additional Intangible Assets consist of trademarks and other intellectual property or to the extent the Shared Payment and Collateral Agent notifies the respective Asset Grantor that it is necessary, the respective Asset Grantor, within the 20 (twenty) Business Days after receipt by the Trustee and the Shared Payment and Collateral Agent of the notice mentioned in the preceding paragraph or within the 20 (twenty) Business Days after receipt of such notice from the Shared Payment and Collateral Agent, will perfect the transfer of the Additional Intangible Assets by means of the execution and registration of a supplement to this Agreement as described below or otherwise.

The above mentioned supplements will be granted before a notary public by the respective Asset Grantors and the Trustee and must be registered in the respective public registries as set forth in Clause Second (e) above. The Asset Grantors will be liable for the registration of the respective supplement hereto in the applicable public registries as set forth in Clause Second (e) above.

The Asset Grantors, as the case may be, must deliver to the Trustee or the Shared Payment and Collateral Agent, prior to the expiration of the 20 (twenty) Business Day term set forth above, such documentation or information relating to the Additional Intangible Assets (including such documentation as is required under laws applicable to such Additional Intangible Assets to perfect the transfer thereof) as the Trustee or the Shared Payment and Collateral Agent may reasonably request.

(4)                                   Additional Concessions.  On a quarterly basis for each fiscal quarter of the Asset Grantors, and no later than 30 (thirty) calendar days after the end of such fiscal quarter, each Asset Grantor will give written notice to the Trustee (who must transmit a copy of such notice to the Shared Payment and Collateral Agent) and the Shared Payment and Collateral Agent of the acquisition or identification by such Asset Grantor of any Additional Concessions during such quarter.

Notwithstanding that under Clause Fifth above all Concessions (including Additional Concessions) are validly transferred hereto upon execution of this Agreement, within 20 (twenty) Business Days after receipt by the Trustee and Shared Payment and Collateral Agent of the notice mentioned in the preceding paragraph, the Asset Grantors will perfect the transfer of the Additional Concessions by means of the execution and registration of a supplement to this Agreement as described below or otherwise.

Within 20 (twenty) Business Days after any assignment limitations contained in the Excluded Concessions are removed, the Asset Grantors will perfect the transfer of the Excluded Concessions to the Trust by means of the execution and registration of a supplement to this Agreement as described below.

The abovementioned supplements will be granted before a notary public by the respective Asset Grantors and the Trustee and must be registered in the respective public registries as set forth in Clause Second (e) above. The Asset Grantors will be liable for the registration of the respective supplement hereto in the applicable public registries as set forth in Clause Second (e) above.

The Asset Grantors, as the case may be, must deliver to the Trustee or the Shared Payment and Collateral Agent, prior to the expiration of the 20 (twenty) Business Day terms set forth above, such documentation or information relating to the Additional Concessions or Excluded Concessions (including such documentation as is required under laws applicable to such Additional

Concessions or Excluded Concessions to perfect the transfer thereof) as the Trustee or the Shared Payment and Collateral Agent may reasonably request.

(c)                                   Neither the Trustee nor the Shared Payment and Collateral Agent shall be responsible in any way for compliance by the Asset Grantors with their obligations under this Clause Seventh.

(d)                                 The parties to this Agreement acknowledge that the failure by any of the Asset Grantors to comply with their obligations under this Clause constitutes an Event of Default under section 9.01 (e) of the Common Agreement once the respective cure periods have expired and as such, may result in foreclosure of the Trust as provided hereunder.

(e)                                  The Shared Payment and Collateral Agent may, at any time and by means of a written notice delivered to the Asset Grantors and the Trustee waive any of its rights and the corresponding obligations of the Asset Grantors (including the obligation to assign Additional Assets to the Trust) under this Clause Seventh.

EIGHTH.  Contribution of Additional Shares.  The Shareholders hereby agree to transfer to the Trustee hereunder, immediately upon the subscription and payment of or receipt of any Additional Shares (i) the share certificates received by the Shareholders evidencing such Additional Shares duly endorsed in property (endoso en propiedad) in favor of the Trustee, and (ii) a copy, certified by the Secretary of the Board of Directors of GMM or MM, as the case may be, of GMM’s or MM’s stock registry book containing a notation, duly certified by the Secretary of the Board of Directors, stating that such Additional Shares have been transferred to the Trustee pursuant to the provisions hereof.  Based on this Clause Eighth, the Trustee shall always hold at least 98.9098% (ninety eight point nine zero nine eight percent) and 99.8089% (ninety nine point eight zero eight nine percent) of the outstanding shares of GMM and MM respectively.  The preceding, subject to the adjustments that will derive from that set forth in Clause Thirty Second hereof in connection with the merger of GMM and MM.

Notwithstanding the foregoing, and for the avoidance of doubt, any increase in the capital of GMM or MM shall be subscribed by the Shareholders in exercise of their preferential rights in respect of the Shares or any Additional Shares, and any shares resulting from such capital increase shall be contributed to the Trust as set forth above.

NINTH.  Use, Operation and Disposals of and Defense of Assets (other than Shares and Additional Shares).  (a)  At all times, and until the Trustee has received a notice from the Shared Payment and Collateral Agent as described in section (e) below, the Asset Grantors will be entitled to operate, use, profit from and dispose of and defend the Assets (other than Shares and Additional Shares) as described below.  The Trustee will grant to the Asset Grantors (i) revocable powers of attorney so that the Asset Grantors may dispose of and defend the

Assets (other than the Scheduled Assets, Shares and Additional Shares) only as permitted herein, and (ii) powers of attorney so that the Asset Grantors may dispose of and defend the Scheduled Assets as permitted herein.  The form of powers of attorney that will be granted by the Trustee to the Asset Grantors are attached hereto as Exhibit H-1 and Exhibit H-2.  The powers of attorney described in this section (a) (except the power of attorney to dispose of the Scheduled Assets) will be revoked by the Trustee as described in section (e) below.

(b)                                  The Asset Grantors shall be prohibited from selling, leasing, transferring or otherwise disposing of the Real Estate Assets, Additional Real Estate Assets, Tangible Movable Assets, Additional Tangible Movable Assets, Intangible Assets, Additional Intangible Assets, Concessions and Additional Concessions except as permitted in section 5.01 (k) and section 5.03 of the Common Agreement and except for such transactions that do not constitute Asset Dispositions under Common Agreement and Appendix A thereto (such permitted transactions, “Permitted Dispositions”).

It is hereby acknowledged that Permitted Dispositions expressly includes the disposition of the Scheduled Assets.

(c)                                   The proceeds of such Permitted Dispositions shall cease to be part of the Assets subject to this Trust and shall be delivered to the Asset Grantors as the case may be, provided that the Asset Grantors, to the extent Additional Assets are purchased with such proceeds or are received in exchange for the disposed of Assets, will be subject to their contribution obligations as set forth above.

(d)                                 The power of attorney granted to the Asset Grantors hereunder will allow the Asset Grantors to defend the Assets (other than Shares and Additional Shares) against any legal claims and participate in any legal proceeding (including judicial, extra-judicial and arbitration proceedings) that is ongoing in connection with such Assets.

The Asset Grantors agree to defend the Assets (other than Shares and Additional Shares) against any legal claim brought in connection therewith and to use their respective best efforts to conduct such defense in a manner which will, to the extent possible, not negatively affect the value of such Assets or the rights of the Trustee or the Shared Payment and Collateral Agent to such Assets.

Neither the Trustee nor the Shared Payment and Collateral Agent will be liable for the acts of the Asset Grantors in connection with such defense.

If any Asset Grantor receives a judicial or other notice or claim with respect to the Assets (other than Shares and Additional Shares), or if any Asset Grantor has knowledge of any fact that may affect legal title to such Assets, the relevant Asset Grantor will advise the Trustee and the Shared Payment and Collateral Agent in writing and forward a copy of any such notice or a description of any such fact to the Trustee and to the Shared Payment and Collateral Agent, no later than the fifth Business Day immediately following the day such notice was received or the day on which the relevant Asset Grantor acquired such knowledge, as the case may be.

(e)                                   If at any time, and until all the Restructuring Obligations are paid in full, an Event of Default has occurred and is continuing all of the rights of the Asset Grantors under this Clause to dispose of and defend the Assets (other than Shares and Additional Shares), except for their right to dispose of the Scheduled Assets and their right to carry out such transactions that do not constitute Asset Dispositions, shall cease and the Shared Payment and Collateral Agent may direct the Trustee (by written notice) to revoke the powers of attorney previously granted to the respective Grantors for the disposition and defense of assets as set forth in section (a) above.  The right of the Asset Grantors to dispose of the Assets (except the rights to dispose of the Scheduled Assets and their right to carry out such transactions that do not constitute Asset Dispositions) pursuant to this Clause will cease immediately while the rights to defend the Assets will cease upon revocation of the corresponding powers of attorney provided new powers of attorney are granted as set forth in this Agreement.

Upon receipt of such notice, and at the latest on the second Business Day immediately following receipt thereof, the Trustee will be obligated to revoke such powers of attorney as required under applicable law and to grant, to the person or persons appointed by the Shared Payment and Collateral Agent similar powers of attorney and to grant to the respective Grantors a special power of attorney exclusively for the purpose of any sales, leases or other dispositions permitted under the Common Agreement (notwithstanding the occurrence and continuance of an Event of Default thereunder).

Upon receipt by the Trustee of a notice from the Shared Payment and Collateral Agent that any existing Event of Default has been cured, the Trustee will, at the latest the second Business Day immediately following receipt of such notice, revoke the powers of attorney granted to the person appointed by the Shared Payment and Collateral Agent and the Grantors and grant new powers of attorney to the respective Grantors as instructed by the Shared Payment and Collateral Agent.

(f)                                    The Trustee will have no liability in connection with the actions of the Asset Grantors when exercising the authority granted thereto under the powers of attorney referred to in section (a) above.  The Trustee will not be obligated to monitor the Grantors’ activities thereunder and will only be obligated to take such actions as are described in section (e) above.

(g)                                  The parties agree that the provisions of this Clause Ninth will substitute the provisions contained in article 402 of the LGTOC.

TENTH.  Shares.  (a)  At all times, and until the Trustee has received a notice from the Shared Payment and Collateral Agent as described in section (d) below, the Shareholders will be entitled to exercise any and all rights pertaining to the Shares and any Additional Shares  (whether corporate, economic or otherwise) and the Shareholders shall exercise such rights in a manner not inconsistent with the terms of this Agreement, the Common Agreement or any other Operative Document.  The Trustee will grant the Shareholders a revocable power of attorney so that the Shareholders may exercise any and all rights pertaining to the Shares and any Additional Shares (whether corporate, economic or otherwise) only as permitted herein, and limited to such acts that do not affect or contravene any rights of the Shared Payment and Collateral Agent and the Trustee hereunder. The form of power of attorney that will be granted by the Trustee to the Shareholders is attached hereto as Exhibit I.  The power of attorney described in this section (a) will be revoked by the Trustee as described in section (d) below.

(b)                                 Each of the Shareholders agrees that it will deliver to the Trustee and the Shared Payment and Collateral Agent, at least 5 (five) Business Days prior to the date on which any shareholders meeting is scheduled to be held (or to the date on which resolutions outside a meeting are to be taken, if permitted under GMM’s and MM’s by-laws), a certificate describing the items contained in the agenda for the relevant shareholders meeting or a description of such items that will be resolved outside a shareholders meeting.

(c)                                  Until the Shareholders’ power of attorney is revoked under section (d) below, the Shareholders will have the right to receive any cash dividends paid in respect of the Shares and any Additional Shares.  In order for the Shareholders to receive such distributions, the Trustee, upon written notice by the Shareholders, will deliver to the Shareholders, if necessary, the coupons (cupones) attached to the share certificates evidencing the Shares and any Additional Shares, as reasonably requested by the Shareholders, and in any case, within the 5 (five) Business Days immediately following the date on which the Trustee receives the request.  All distributions made in respect of or in exchange for the Shares and any Additional Shares in any form other than cash, will become a part of the Assets hereunder and, if received by the Shareholders, will be subject to their contribution obligations described above.

(d)                                  If at any time, and until all the Restructuring Obligations are paid in full, an Event of Default has occurred and is continuing the rights of Shareholders under this Clause shall cease immediately and the Shared Payment and Collateral Agent may direct the Trustee (by written notice) to revoke the power of attorney previously granted to the Shareholders.

Upon receipt of such notice, and at the latest on the second Business Day immediately following receipt thereof, the Trustee will be obligated to revoke such power of attorney as required under applicable law and to grant, to the person or persons appointed by the Shared Payment and Collateral Agent a similar power of attorney.

During the continuance of an Event of Default any and all dividends on the Shares and any Additional Shares and any and all distributions made on or in respect of the Shares and any Additional Shares (whether in cash, cash equivalents, in kind, in additional shares or in any other form); and any and all cash or other property received in exchange for or in respect of any Shares and any Additional Shares shall be and become part of the Assets and, if received by the Shareholders (and in addition to their contribution obligations described above), shall forthwith be delivered to the Trustee (together with, if appropriate, proper instruments of assignment, endorsement of the relevant certificates, notations on the relevant registries and/or powers executed by the Shareholders) to be held hereunder, subject to the terms of this Agreement.

Upon receipt by the Trustee of a notice from the Shared Payment and Collateral Agent that any existing Event of Default has been cured the Trustee will, at the latest the second Business Day immediately following receipt of such notice, revoke the power of attorney granted to the person appointed by the Shared Payment and Collateral Agent and grant new powers of attorney to the Shareholders as instructed by the Shared Payment and Collateral Agent.

(e)                                  The Shareholders shall be prohibited from selling, transferring or otherwise disposing of the Shares and any Additional Shares.

(f)                                    The Trustee will have no liability in connection with the actions of the Shareholders when exercising the authority granted thereto under the power of attorney referred to in section (a) above. The Trustee will not be obligated to monitor the Shareholders’ activities thereunder and will only be obligated to take such actions as are described in section (d) above.

ELEVENTH.  Operation of the Concessions.  At all times, the Asset Grantors, as the case may be, will be entitled to operate the Concessions and any Additional Concessions in the ordinary course of their business.

TWELFTH.  Covenants of the Grantors.  Each of the Grantors (except in connection with sections (a), (g), (j) and (k) below, which are only applicable to the Asset Grantors) covenants and agrees, from and after the date hereof and until the Restructuring Obligations are fully satisfied:

(a)                                   Insurance; Application of Loss Proceeds. To maintain insurance in connection with the Assets in the terms provided for in Section 4.10 of the Common Agreement.

The respective insurance must name the Trustee as an additional insured or loss payee thereunder, with any Loss Proceeds payable to the Trustee without any contribution or payment by the Trustee.

In the event that the Asset Grantors fail to maintain the insurance coverage as provided for in this paragraph (a), the Shared Payment and Collateral Agent may obtain such insurance and pay the premium therefore and the Asset Grantors (except AMC) hereby agree on a joint and several basis to reimburse the Shared Payment and Collateral Agent, on demand, for all premiums and expenses incurred in connection therewith, together with interest thereon, computed at the Default Interest Rate.  The security interest created hereunder will also secure such amounts.

Any Loss Proceeds derived from the occurrence of events covered under the Insurance Policies will be transferred to the Trust Account as set forth in Clause Sixth above and the Trustee will apply such funds as instructed in writing by the Shared Payment and Collateral Agent as described in section 4.10 of the Common Agreement.

(b)                                  Further Identification of the Assets.  If and when reasonably requested in writing by the Trustee or the Shared Payment and Collateral Agent, to furnish to the Trustee and the Shared Payment and Collateral Agent statements and other documents further identifying and describing the Assets and such other reports containing information to which the Grantors have access in connection with the Assets (or any element thereof) as the Trustee or the Shared Payment and Collateral Agent may reasonably request, all in reasonable detail.

(c)                                  Notices.  To advise the Trustee and the Shared Payment and Collateral Agent promptly, in reasonable detail, (1) of any material lien or claim made or asserted against the Assets, including judicial proceedings and governmental investigations affecting or involving the Assets, (2) of any material change in the composition of the Assets, and (3) of the occurrence of any event which would have a material adverse effect on the aggregate value of the Assets or on the security interest created hereunder.

(d)                                  Actions affecting this Trust.  To refrain from taking any action or allowing any person under its control to take any action, that may affect the validity or enforceability of the Trust and the security interest created hereunder.

(e)                                   Defense of the Assets.  To defend, each at its own cost and expense, the Assets which are or may become part of this Trust, and any rights of the Trustee or the First Beneficiaries deriving from this Agreement, from and against any action or judicial proceeding initiated by any third party before any governmental authority, court or arbitrator in accordance with the terms hereof.  The obligations of the Grantors contained herein will be subject to the provisions of Clause Ninth and Fifteenth hereof.

(f)                                     Rights of Inspection.  Upon prior written notice given to the Grantors no less than 48 (forty eight) hours in advance (except during the existence of an Event of Default or during any Foreclosure Procedure, in which case, no prior notice will be required, to allow the Trustee and the Shared Payment and Collateral Agent and their representatives free and full access, during normal business hours, and without interrupting the Grantors’ operations to the books and records and correspondence of the Grantors in any manner related with the Assets or the Grantors’ operation or use thereof.  The Trustee and the Shared Payment and Collateral Agent and their representatives will be entitled to and the Trustee or the Shared Payment and Collateral Agent or their representatives may examine the books, records and correspondence of the Grantors and make extracts or copies thereof. Likewise, the Grantors will provide the Trustee and the Shared Payment and Collateral Agent or its representatives such assistance as is reasonably requested for the purposes of this section (f).  By notice given to the Grantors at least 48 (forty eight) hours in advance (except during the existence of an Event of Default or during any Foreclosure Procedure, in which case no prior notice will be required), the Trustee and the Shared Payment and Collateral Agent and their representatives will have the right to enter any of the Assets during normal business hours and without interrupting the Grantors’ operations with the purpose of inspecting, observing its use, or protecting their interests.

(g)                                 Maintenance of the Assets.  To carry out all actions as may be necessary or convenient to maintain the Assets in good working order and condition, consistent with its past practice and with standards applicable to business similar to those conducted by the Grantors.

(h)                                  Compliance with laws and regulations.  To comply with all laws and regulations applicable to the Assets or to the Grantors in their operation thereof, including environmental protection, zoning and other similar laws and regulations, whether such laws are of a municipal, state or federal nature, except to the extent (i) compliance with such laws or regulations is being challenged by the Grantors through the appropriate legal proceedings and prior creation of the necessary reserves if required under GAAP, and (ii) non-compliance with such laws or regulations will not have a Material Adverse Effect.

(i)                                      Taxes and assessments.  To pay on or prior to their due date and to refrain from entering into any agreement to defer, any real estate taxes and assessments, franchise taxes and charges and other governmental charges that may become a lien upon the Assets, and upon prior written request of the Shared Payment and Collateral Agent or the Trustee to promptly furnish the Shared Payment and Collateral Agent or the Trustee with evidence of such payment.

(j)                                      Environmental Laws.  Notwithstanding their obligations under (h) above, to (i) comply in all respects with all applicable Environmental Laws, except (a) to the extent compliance with such Environmental Laws is being challenged by the Grantors through the appropriate legal proceedings and prior creation of the necessary reserves if required under GAAP and (b) non-compliance with such Environmental Laws will not have a Material Adverse Effect, (ii) notify the Trustee and the Shared Payment and Collateral Agent immediately upon discovery of any spill, discharge, release or presence of any pollutant at, upon, under, within, contiguous to or otherwise affecting the Assets and (iii) promptly deliver to the Trustee and the Shared Payment and Collateral Agent copies of all orders, notices, claims, permits, applications or other communications or reports in connection with any or the items described in (ii) above.

(k)                                   Excluded Concessions.  To take such action as is necessary or convenient to eliminate any prohibitions contained in the Excluded Concessions that may in any way limit the possibility of such Excluded Concessions being assigned hereto, including, without limitation, executing and delivering such further instruments and documents, making such filings with any Mexican governmental authorities and taking such further actions as may be necessary for such purpose.  As soon as any such prohibitions are eliminated, the respective Asset Grantors will transfer such Excluded Concessions to the Trust as set forth in Clause Seventh hereof and such Excluded Concessions will be deemed as Concessions for all purposes hereunder.

THIRTEENTH.  Foreclosure Proceeding.  (a)  Sale of Assets.  Without limiting the other rights of the Shared Payment and Collateral Agent hereunder, if the Shared Payment and Collateral Agent notifies the Trustee in writing that an Event of Default has occurred and is continuing, then the Trustee shall be entitled to exercise directly or through any attorneys-in-fact appointed as described in Clauses Ninth and Tenth above its rights hereunder, and proceed in accordance with the following foreclosure proceeding which is hereby agreed upon by the parties hereto, based on article 83 of the LIC:

(1)                                  if the Trustee receives a foreclosure request from the Shared Payment and Collateral Agent in the form of the foreclosure request attached hereto as Exhibit J (hereinafter, the “Foreclosure Request” and, the date such request is delivered, hereinafter, the “Date of the Foreclosure Request”), by means of which the Shared Payment and Collateral Agent requests the Trustee to sell all or a portion of the Assets, as designated by the Shared Payment and Collateral Agent in the Foreclosure Request (hereinafter, any assets so designated, the “Designated Assets”) to satisfy the Secured Obligations, the Trustee shall proceed to sell the Designated Assets as provided below.

The Shared Payment and Collateral Agent by acceptance of this Agreement agrees that it must initially deliver a Foreclosure Request whereby it designates the Shares and/or Additional Shares as the Designated Assets, and that it may only deliver a Foreclosure Request in connection with other Assets assigned hereto once the initial process commenced in connection with such Shares and/or Additional Shares has been terminated and provided the steps described up to section (11) of this section (a) have been exhausted or before then only in the event the necessary appraisals were not able to be completed due to a lack of sufficient information, and irrespective of whether such initial process concluded with the sale of such Shares and/or Additional Shares or not;

(2)                                  the Trustee shall give notice of the Foreclosure Request (which will include a copy of the Foreclosure Request) through a notary public to each of the Grantors, to the domiciles indicated herein and by facsimile to the numbers indicated herein, within 3 (three) Business Days after the receipt by the Trustee of the Foreclosure Request;

(3)                                  the Grantors, jointly, through one of such Grantors shall have 5 (five) Business Days, from the date of receipt of the notice from the Trustee mentioned in paragraph (2) above, to deliver to the Trustee (with a copy to the Shared Payment and Collateral Agent) evidence of payment of all outstanding Restructuring Obligations; provided that, the Trustee must request the Shared Payment and Collateral Agent to provide a written confirmation that the Restructuring Obligations have been paid in full;

(4)                                  in the event that, (a) the Grantors fail to deliver the evidence of payment mentioned in paragraph (3) above within the time period specified therein or, (b) if the Grantors deliver such evidence of payment and the Shared Payment and Collateral Agent indicates in writing to the Trustee that it does not concur with such evidence of payment and that the Restructuring Obligations have not been paid in full, the Trustee shall immediately proceed to sell the Designated Assets as instructed in writing by the Shared Payment and Collateral Agent, and as set forth in this Clause;

(5)                                  the Shared Payment and Collateral Agent will appoint an independent advisor or investment bank among those listed in Exhibit K hereof (the “Advisor”) to organize and coordinate the bidding process contemplated herein and to prepare all relevant documentation, provided that the Shared Payment and Collateral Agent may at any time change the Advisor (with or without cause);

(6)                                  the Advisor and a second advisor or investment bank appointed by the Shared Payment and Collateral Agent among those listed in Exhibit K hereto, will conduct appraisals in order to determine the reference value of such Designated Assets for purposes of this Clause (the “Appraisal Value”).  If the results of such 2 (two) appraisals do not differ in more than 10% (ten percent) of the higher of such appraisals, the Appraisal Value will be the arithmetic average of such results.  If the difference between such results is more than 10% (ten percent) of the higher of such appraisals the Shared Payment and Collateral Agent will appoint a third advisor or investment bank among those listed in Exhibit K hereto, who will carry out a new appraisal and the Appraisal Value will be the result of either of the first two appraisals that is closest to the result of the appraisal conducted by the third advisor or investment bank.

(7)                                  the Grantors agree to timely produce and deliver to the Trustee, the Advisor and the Shared Payment and Collateral Agent such information (legal, financial or otherwise) reasonably requested in writing by the Trustee, the Advisor or the Shared Payment and Collateral Agent, which may be necessary or desirable for a potential bidder to make an informed offer; provided that, the Advisor may obtain such information from other sources;

(8)                                  at the written request of the Advisor, and as long as the Shared Payment and Collateral Agent advances all reasonable amounts that may be necessary, the Trustee shall issue and/or publish such invitations and notices to potential bidders, hold meetings with such potential bidders and take the actions requested by the Advisor or the Shared Payment and Collateral Agent, in connection with the submittal of bids, provided that no public notice shall be required in connection with any proceedings under this Clause and provided further that all notices to bidders shall expressly state that the Trustee, upon instructions from the Shared Payment and Collateral Agent reserves the right to suspend or cancel the bid process at any time without liability for the Trustee or any of the parties hereto;

(9)                                  the Advisor shall identify potential bidders and conduct the pre-qualification process of potential bidders and advise the Trustee and the Shared Payment and Collateral Agent of the results thereof;

(10)                            the pre-qualified bidders shall submit their offers in writing and in a sealed envelope to the Trustee, on the date and time established in the relevant notice, and, if so requested in such notice, together with a stand-by letter of credit issued by a recognized banking institution or a certified check issued in favor of the Trustee in an amount and terms determined by the Trustee (at the request of the Advisor) to guarantee the seriousness of their bid;

(11)                            the Trustee shall open the envelopes in the presence of the bidders, their representatives, and a notary public, on the date and time set for the sale of the Designated Assets, in the understanding that the absence of any bidder or representative shall not impede the opening of the bids;

(12)                            the Trustee shall designate, as the winning bidder, the bidder that submitted the proposal which, as determined exclusively by the Advisor, offers the best terms, conditions and assurances, it being understood that such determination by the Advisor shall be considered conclusive and irrevocable for all legal purposes, provided that the accepted offer must provide for consideration at least equal to 90% (ninety percent) of the Appraisal Value of the Designated Assets.  The offer price must be paid within a term of 15 (fifteen) Business Days following the award as specified by the Trustee;

(13)                            the winning bidder shall pay to the Trustee the offered price, and the Trustee shall transfer the Designated Assets upon such payment, within 30 (thirty) Business Days after receipt of such payment;

(14)                            in the event that the winning bidder fails to pay the offered price within such term, the stand-by letter of credit or certified check delivered thereby, as the case may be, shall inure to the benefit of the Trustee, who shall apply it as set forth in paragraph (d) of this Clause;

(15)                            upon expiration of the term indicated by the Trustee pursuant to the paragraph (12) above without the proposed purchase price being paid, the Trustee, within the following 3 (three) Business Days, shall notify the bidder who, as determined by the Advisor, offered the second best conditions; if such bidder maintains its initial offer, it shall be granted a period of time (as determined by the Advisor) not to exceed 30 (thirty) Business Days, to pay the purchase price to the Trustee; if the second best bidder does not maintain its offer, the Trustee shall continue contacting all bidders in the order of higher to lower offers, following the procedure specified above and provided that the minimum percentage of the Appraisal Value set forth in (12) above must be met by any such offers;

(16)                            if the sale of the Designated Assets is not made to any of the bidders pursuant to the procedure specified above, the Trustee shall undertake new bidding processes following substantially the foregoing steps, until the sale of the Assets is completed, provided that the minimum percentage of the Appraisal Value that must be met to accept an offer as set forth in (12) above will be reduced 5% (five percent) for each sale process to a minimum of 80% (eighty percent); and

(17)                            upon payment to the Trustee of the purchase price, the Trustee shall transfer the Designated Assets to the winning bidder within the 30 (thirty) Business Days after receipt of such payment.

For purposes of this paragraph (a), the parties hereby agree that (i) the Shared Payment and Collateral Agent may, at any time during such proceeding, instruct the Trustee in writing to either suspend or cancel such proceeding or to not accept any bid submitted by any bidder and (ii) the Shared Payment and Collateral Agent shall be obligated to instruct the Trustee to cancel the foreclosure proceeding contemplated herein if, at any time during such proceeding, the then outstanding Restructuring Obligations are satisfied in full, which shall be confirmed by the Shared Payment and Collateral Agent to the Trustee in writing.

Regarding this section (a), the Advisor must, at all times, comply with all applicable laws related to the proceeding therein described.

(b)                                 Alternative Judicial Sale of Assets.  Notwithstanding the provisions contained in section (a) above, the parties agree that if the validity, legality or enforceability of the foreclosure process described in section (a) above is judicially objected or challenged by any person other than the Lenders or if the Designated Assets cannot be sold under such procedure because no offers are made that meet the minimum value requirement set forth in section (a) (16) above, such foreclosure may be conducted following any other foreclosure procedures provided for under applicable law.

(c)                                  Limitations on Sale of Concessions.  The parties hereto agree that the Concessions may not be sold to an entity that fails to meet the requirements set forth by the LM  (and other applicable laws) for the transfer of mining exploitation concessions.  Neither the Trustee nor the Shared Payment and Collateral Agent will have any liability in connection with such a sale made based upon such a determination.

(d)                                 Application of Sale Proceeds.  The proceeds from the sale of the Designated Assets pursuant to paragraphs (a) or (b) above, shall be delivered to the Trustee, who shall proceed as instructed in writing by the Shared Payment and Collateral Agent, provided that such proceeds shall be applied by the Trustee in the following order of priority:

(1)                                  first, to the payment of all taxes due as a result of the sale of the Designated Assets in accordance with the provisions of paragraph (a) or (b) of this Clause, but only to the extent such taxes have to be withheld by the Trustee in accordance with Mexican tax laws and regulations;

(2)                                  second, to the payment of all reasonable and documented expenses and commissions (plus applicable value added taxes) incurred in connection with the sale of the Designated Assets, including, without limitation, any expenses, fees or commissions reasonably charged or incurred by the Trustee, the Shared Payment and Collateral Agent or the Advisor, if any such expenses, fees or commissions have not been paid by the Grantors;

(3)                                  third, to the Shared Payment and Collateral Agent to be applied in accordance with the terms of Article VIII of the Common Agreement; and

(4)                                  fourth, upon payment in full of the foregoing items, and provided the Shared Payment and Collateral Agent has returned remaining amounts to the Trustee, any remaining amounts shall be delivered to the Grantors, pursuant to the joint instructions of the Grantors or, absent such instructions for a period longer than 120 (one hundred and twenty) calendar days, as ordered by a court of competent jurisdiction.

(e)                                  Instructions.  The parties agree that the Shared Payment and Collateral Agent shall be exclusively entitled to initiate, suspend or cancel the foreclosure proceeding contemplated in this Clause and to instruct the Trustee with respect thereto.  As to any matters not expressly contemplated in respect of the foreclosure procedure contemplated herein, the Trustee shall act only pursuant to the written instructions of the Shared Payment and Collateral Agent.

(f)                                    No Liability.  Neither the Shared Payment and Collateral Agent nor the Trustee agree to assume, or shall assume, any responsibility or liability of any nature, express or implied, with respect to the accuracy or completeness of the information delivered by the Grantors to potential bidders in connection with the sale of the Designated Assets.

(g)                                 Value Added Taxes and Other Taxes.  The purchaser of all or a portion of the Assets pursuant to the foregoing, shall pay to the Trustee any applicable value added taxes and any other applicable taxes that arise as a result of the transfer of the Designated Assets, which the Trustee will deliver to the respective Grantors.  The Grantors, jointly and severally, shall file the corresponding tax returns in accordance with applicable law.

(h)                                 Notice.  The Trustee hereby agrees that prior to completing the sale of the Designated Assets under this Clause for a sale price which would be less than the full amount of the then outstanding Secured Obligations, the Trustee shall send a written notice to the Shared Payment and Collateral Agent (with a copy to each Grantor) notifying the Shared Payment and Collateral Agent of the application of Clause Fourteenth (a) and (c) hereof and shall receive a written confirmation of such notice from the Shared Payment and Collateral Agent before completing such sale.

FOURTEENTH.  Legal Obligations.  (a)  For purposes of article 412 of the LGTOC, the parties agree that in the event the proceeds of the sale of each and every one of the Assets are not sufficient to cover the total amount of the Secured Obligations, the debtors under the Secured Obligations shall be released from the obligation to pay the balance, and the rights of the Lenders and the holders of the Yankee Notes and the Yankee Guarantees to claim such balance shall be considered terminated.  Notwithstanding the above, the parties further agree that if during the term of this Agreement, article 412 of the LGTOC is derogated or amended in any way to allow the Grantors to waive the provisions of such article, this Section (a) will automatically cease to be in effect.

(b)                                 For purposes of articles 402, 404, 405 and 406 of the LGTOC, the parties agree that the Tangible Movable Assets to be contributed to this Trust shall be installed in or maintained within the Asset Grantors’ current facilities, including those described in Schedule 7 hereto (the “Facilities”), except to the extent that it is necessary to remove the same from such facilities in the ordinary course of business of the Asset Grantors.  Neither the Trustee nor the Shared Payment and Collateral Agent will be obligated to verify or to inspect (i) the condition, installation and maintenance in the Facilities of the Tangible Movable Assets, (ii) the need to remove any such Tangible Movable Assets in the ordinary course of business, and

(iii) the repair, maintenance, operation and management of the Tangible Movable Assets.

(c)                                  The parties hereto expressly waive the provisions of the following articles of the LGTOC: (1) article 405, last paragraph, and (2) article 406, sections II through VII, and the last paragraph of that article.  With respect to the provisions of article 404 of the LGTOC, the parties hereto expressly acknowledge and agree that the Grantors shall have no obligation to assign or transfer to the Trustee other assets or properties (other than Additional Assets pursuant and subject to the terms of this Agreement) if the Assets decrease their market value.  In light of the foregoing, the parties hereto expressly acknowledge and agree that the Secured Obligations shall not be subject to acceleration upon failure of the Grantors to assign or transfer to the Trustee such other assets or properties if the Assets decrease their market value.

(d)                                 The Grantors hereby expressly waive the provisions of article 349 of the LGTOC and agree that the Assets shall not be reduced or released as a result of any partial payment of the Secured Obligations.

FIFTEENTH.  Trustee’s Liability; Protection of the Assets.

(a)                                  The Trustee agrees to manage the Assets, according to the terms of this Agreement, to comply with its obligations and to exercise its rights hereunder pursuant to the terms hereof and as a good pater familiae, according to applicable law.

(b)                                 The parties hereto agree that the Trustee will not be liable for any act or omission, including, without limitation, the failure to receive written instructions in accordance with the terms of this Agreement, of any other party to this Agreement or of any third party that may result in the failure to achieve the purposes set forth in this Agreement, except in the case of willful misconduct, bad faith or negligence.

(c)                                  Should the Assets be insufficient to satisfy the Secured Obligations, the Trustee shall have no responsibility to make any contributions to this Trust or to make any payments in respect of the Secured Obligations.

(d)                                 If the Trustee receives a judicial or other notice or claim with respect to this Trust or the Assets, or if the Trustee has knowledge of any fact that may affect legal title to the Assets, the Trustee will advise the Grantors and the Shared Payment and Collateral Agent in writing and forward a copy of any such notice or a description of any such fact to the Grantors and to the Shared Payment and Collateral Agent, no later than the second Business Day immediately following the day such notice was received or the day on which the Trustee acquired such knowledge, as the case may be.

(e)                                  In the events mentioned in the preceding paragraph, unless the Assets in connection with which the claim is brought are covered by an effective power of attorney granted to any Asset Grantor under Clause Ninth hereof, the Trustee will have the obligation to grant, to the persons or entities appointed in writing by the Shared Payment and Collateral Agent, the necessary powers of attorney to defend the Assets against any legal claims.  In the event that the Shared Payment and Collateral Agent fails to designate a person or entity to defend the Assets in the foregoing terms and it is likely that such lack of defense will have a material adverse effect on the Assets, then the Trustee, without being liable, except in case of willful misconduct, bad faith or negligence, will grant the requisite powers to the person or persons that the Trustee deems appropriate in its sole and absolute discretion and will give the necessary instructions for the effective defense of the Assets, until such time when the Shared Payment and Collateral Agent delivers the appropriate written instructions in connection with such defense.  The Trustee will not be liable for the acts of the attorneys-in-fact appointed by it in accordance with this Agreement or for the payment of the relevant fees and expenses, which payment will be covered jointly and severally by the Grantors (except AMC).

(f)                                    Should an action be necessary to protect and maintain title to the Assets, the Trustee will be obligated to initiate any immediate action, as soon as practicable, and as required to protect the Assets.  It being understood, that the Grantors (except AMC) jointly and severally agree to deliver to the Trustee, as soon as practicable, the necessary funds, and to reimburse all reasonable and documented costs and expenses incurred by the Trustee in connection with the initiation of the aforementioned action, in order for the Trustee to continue with such action.

(g)                                 The Trustee will not be liable for any action it takes pursuant to the written instructions, notifications and/or notices given to it by the Grantors, the Shared Payment and Collateral Agent or the Advisor, as the case may be, in accordance with this Agreement and its Schedules; the Trustee will be liable if acting with negligence, bad faith or willful misconduct or other than in accordance with its obligations pursuant to paragraph (a) of this Clause, including, without limitation, notice of the existence of an Event of Default and the continuance thereof.

(h)                                 To satisfy the purposes of this Agreement, the Trustee will have the following powers (which the Trustee agrees to exercise pursuant to the provisions of this Agreement): power to dispose of the Assets with the most ample powers granted to general attorneys-in-fact for lawsuits and collections, acts of administration, acts of ownership, even those that require a special clause, power to appear and conduct all types of proceedings before federal, state and municipal authorities, arbitrators, decentralized entities, persons or entities, in terms of articles 2554 and 2587 of the Federal Civil Code and its correlatives articles of the civil codes for the other states of Mexico and the Federal District; to promote and withdraw from a “juicio de amparo”, in criminal matters, present accusations, formulate suits, assist the ministerio público, and claim damages; general power of attorney to issue against any account maintained hereunder or endorse negotiable instruments, in terms of Article 9 of the LGTOC (with the sole limitation that such powers of attorney with respect to the issuance against accounts or endorsement of negotiable instruments must be exercised by a fiduciary delegate of the Trustee with the prior written instructions of the Shared Payment and Collateral Agent or in strict adherence with the terms of this Agreement), and power to grant and revoke powers of attorney granting to the appointed attorneys-in-fact, the authority specified in writing pursuant to the terms of this Agreement.

(i)                                     Notwithstanding any other limitations to the Trustee’s liability hereunder, the parties hereto agree that the Trustee will not be liable for, or have any duty to ascertain, verify or inquire into any of the following:

(1)                                    any statement or recital hereunder made by the Grantors;

(2)                                    the contents of any certificate, report or other document delivered hereunder or in connection herewith by the Shared Payment and Collateral Agent or the Grantors;

(3)                                    the performance and compliance by the Shared Payment and Collateral Agent or the Grantors of any of their covenants or agreements set forth herein;

(4)                                    the possession, identification, management and use of the Assets;

(5)                                    the occurrence and continuance of any Event of Default as determined by the Shared Payment and Collateral Agent;

(6)                                    any Permitted Disposition pursuant to the terms of the instructions delivered by the Grantors to the Trustee;

(7)                                    except in connection with the Shares and any Additional Shares contributed to this Trust, the validity, legitimacy, enforceability, effectiveness or genuineness of any negotiable instrument, commercial letter of credit or similar document that may become a part of the Assets; and

(8)                                    the lack of registration of this Agreement in the corresponding public registries pursuant to the terms of Clause Second (e) hereof.

(j)                                     The Trustee will not be liable in connection with Assets that are not specifically identified to the Trustee.

SIXTEENTH.  Indemnity.  (a)  The Grantors (except AMC) hereby jointly and severally agree to indemnify and hold harmless the Trustee and the Shared Payment and Collateral Agent and its respective officers, directors and employees (collectively, the “Indemnified Persons”) for all damages that may result from the non-performance of the obligations of the Grantors herein set forth, in any manner relating to, in connection with, or arising from this Agreement, or that arise from or in connection with any transaction derived from this Agreement, as well as for damages that may arise in case a claim, proceeding, judgment or complaint is filed or presented against any of the Indemnified Persons in connection with this Agreement, or the transactions contemplated herein or the Assets (collectively, the “Claims”), except when such damages are the consequence of the negligence or willful misconduct of the Indemnified Person.  As a result, the Grantors (except AMC) hereby jointly and severally agree to reimburse the Indemnified Persons for any expense of any nature incurred (including attorney’s fees and expenses), if such expense is reasonable and duly documented, and to repair any damages that any Indemnified Person may have suffered as a result of its participation in any of the transactions contemplated herein.

(b)                                 The obligations of the Grantors (except AMC) specified in paragraph (a) above will not be applicable in respect of any Claim resulting from such Indemnified Person’s negligence or willful misconduct.

SEVENTEENTH.  Mandatory Provision Regarding the Trustee’s Liability.  Pursuant to article 106, XIX, b) of the LIC, the Trustee represents that it has explained clearly and without doubt to the parties hereto, the terms, legal meaning and consequences of such article, which reads as follows:

“ARTICLE 106.  It shall be prohibited to credit institutions:

XIX.  When entering into the operations referred to in Section XV of Article 46 of this Law:

b)  To respond to the settlors, principals or agents, of any breach by the debtors, for loans granted thereto, or on behalf of issuers, for securities acquired, unless it is due to their fault, as set forth in the last paragraph of article 356 of the General Law of Negotiable Instruments and Credit Operations, or to guarantee obtaining certain returns in connection with funds, the investment of which is requested therefrom.

If upon termination of the trust agreement, mandate or agency established to grant loans, any such loans shall have not been repaid by the debtors, the institution shall transfer them to the settlor or the beneficiary, as the case may be, or to the representative or agent, without repaying any outstanding amounts.

Any agreement contrary to what is set forth in the two preceding paragraphs shall not have legal validity.

In any trust agreements, mandates or agencies, the prior paragraphs shall be inserted conspicuously as well as a representation from the institution to the effect that it has, clearly and without doubt, made its meaning be known to the persons from which it has received assets for investment.”

EIGHTEENTH.  Replacement of the Trustee.

(a)                                  Subject to paragraphs (c) and (d) below, the Trustee may resign as trustee hereunder by means of a written notice delivered to the Grantors and the Shared Payment and Collateral Agent, at least 90 (ninety) calendar days in advance.  Subject to paragraph (c) below, the Trustee may be removed by means of a written notice delivered by the Shared Payment and Collateral Agent at least 20 (twenty) calendar days in advance.

(b)                                 If the Trustee ceases to act as trustee under this Agreement due to early termination of its duties in accordance with paragraph (a) above, the Trustee will prepare account statements, balances and accounts related to the Assets, which will be delivered on the date of effectiveness of such termination.

(c)                                  The Shared Payment and Collateral Agent will be entitled to appoint any successor Trustee; provided that, as long as no Event of Default has occurred and continues, the Grantors must give their written consent to any such appointment within 15 (fifteen) calendar days following the date the Grantors have received notice of such appointment by the Shared Payment and Collateral Agent, which consent may not be unreasonably withheld and which consent will be deemed given if the Grantors do not object to such appointment within the above mentioned term.

(d)                                 The Trustee will continue acting as trustee in terms of this Agreement until a successor trustee has been appointed, it has accepted its appointment and it has assumed its position.

(e)                                  Any successor trustee will have the same rights and obligations as the Trustee hereunder and will be deemed the “Trustee” for all purposes of this Agreement.

NINETEENTH.  Fees and Expenses of the Trustee.  The Grantors (except AMC) jointly and severally agree to pay to the Trustee the fees specified in Exhibit L hereto, and any other fees and any and all reasonable and documented costs, expenses and commissions incurred or paid thereby in connection with the execution, administration, compliance with and discharge of its obligations hereunder, and the Trustee agrees to issue the relevant invoice to the relevant Grantors against such payment.

TWENTIETH.  Taxes.  Any and all taxes (including, without limitation, any income taxes, applied through a withholding or in any other manner, sales taxes, value added taxes, property taxes and asset taxes), contributions, fees or assessments, of any nature, imposed on or with respect to the Assets, this Trust or in connection with the compliance by the Trustee with the purposes of this Trust will be payable jointly and severally by the Grantors (except AMC), provided that the Trustee will not be responsible for the calculation, withholding and payment of any taxes, except if required by applicable law.

TWENTY FIRST.  Reports; Inspections.

(a)                                  For as long as this Agreement remains in effect, the Trustee hereby agrees to provide to the Shared Payment and Collateral Agent and the Grantors quarterly statements, within 5 (five) Business Days after the end of each calendar quarter, with respect to the assets constituting the Assets, as well as any investments with respect thereto.

(b)                                 Also, the Trustee agrees to provide to the Shared Payment or Collateral Agent and the Grantors all the information reasonably requested by either of them in connection with this Agreement and the Assets prior written notice given with at least 2 (two) Business Days of anticipation.

(c)                                  The Shared Payment and Collateral Agent and the Grantors, through their designees, may inspect the files kept by the Trustee with respect to this Trust, at any time during the effectiveness of this Agreement.  For such purposes, the Shared Payment and Collateral Agent and the Grantors, as the case may be, shall give written notice to the Trustee, at least 3 (three) Business Days prior to the date proposed for the inspection.  Any inspection shall be carried out during business hours.

TWENTY SECOND.  Duration and Irrevocability.  This Agreement shall be irrevocable and shall remain in full force and effect until all the Restructuring Obligations are satisfied and paid in full, which shall be notified in writing by the Shared Payment and Collateral Agent (which notice will not be unreasonably withheld or delayed), upon request by the Grantors and may not be terminated, except (i) upon the occurrence of any of the events contemplated in article 392 of the LGTOC (except the event contemplated in section VI of such article) or (ii) if all of the Assets are sold pursuant to the terms hereof.

The parties hereto agree that the Trust may terminate as provided in the preceding paragraph without the need for the consent of or notice to the Yankee Notes Trustee, in the understanding that as of the termination hereof no security interest will exist in favor of the Shared Payment and Collateral Agent, the SEN Holders or the Bank Holders and therefore no security interest will have to be maintained in favor of the Yankee Notes Trustee, or the holders of the Yankee Notes or Yankee Guarantees.

TWENTY THIRD.  Further Assurances.  For as long as this Agreement remains in effect, the Grantors, jointly and severally agree at their own expense, that they will take the actions that, at the reasonable request of the Shared Payment and Collateral Agent, may be necessary to (a) perfect and protect the transfer of Assets or Additional Assets made by each Grantor hereunder and the creation of the ensuing security interest on the Assets or Additional Assets transferred, (b) maintain in full force and effect the security interest created hereby or to allow the Trustee to take any and all actions specified in this Agreement, and (c) protect the rights of the Shared Payment and Collateral Agent and the First Beneficiaries hereunder, enable the Shared Payment and Collateral Agent and the First Beneficiaries to exercise and enforce their rights and remedies hereunder and they further agree to carry out any other action necessary to comply with the purposes of this Agreement, including, without limitation, executing and delivering such further instruments and documents and taking such further actions as may be necessary for the purpose of obtaining or preserving the rights under each of the Assets.

TWENTY FOURTH.  Notices.  All notices and other communications provided for hereunder required or permitted to be given to a party hereto shall be in writing, in Spanish or English (and, if in Spanish, shall be translated into English by a court approved translator and paid for jointly by the Grantors (except AMC)).  All notices and other communications to be given to the Shared Payment and Collateral Agent must be in English.

All notices and other communications provided for hereunder required or permitted to be given to a party hereto shall be personally delivered or sent by an overnight courier or by facsimile transmission and shall be delivered or sent to the domiciles specified below, or, as to each party, at such other domicile or facsimile number, as shall be designated by such party in a written notice to the other parties.  As long as no such change of domicile notice has been received by the other parties in accordance herewith, notices delivered to the domicile indicated below shall be effective.  Notices that are delivered by hand or overnight courier shall be deemed delivered upon delivery.  Notices that are delivered by facsimile shall be deemed delivered upon receipt.  The parties designate as their domiciles:

The Trustee:

Prolongación Paseo de la Reforma 490 - 2-B

Col. Santa Fe, 01210, México, D.F.

Attention: Ramón Galván Gutiérrez / Alejandro de Iturbide

Telephone: (5255) 5257-62-05, (5255) 5257-95-83

Telecopy: (5255) 5257-95-80

The Grantors:

Av. Baja California no. 200

Col. Roma, 06760, México, D.F.

Attention: Armando Ortega Gómez / Jesús Eduardo González Félix

Telephone: (5255) 5574-84-22, (5255) 5584-53-76, (5255) 5264-00-36

Telecopy: (5255) 5574-84-43

The Shared Payment and Collateral Agent:

HSBC Bank USA

Issuer Services

10 East 40th Street, 14th Floor

New York, New York 10016

USA

Attention: Ms. Harriet Drandoff, Vice President

Telephone: (212) 525-1351

Telecopy: (212) 525-1300

TWENTY FIFTH.  Amendments.  This Agreement may not be amended except by means of a written public instrument signed by the Grantors and the Trustee and consented to in writing by the Shared Payment and Collateral Agent.

The parties hereto recognize and acknowledge that the consent of the Yankee Trustee will not be necessary to amend this Agreement as long as such amendment does not, in any manner, affect the equal and ratable right to the security interest created hereunder of the Yankee Notes Trustee.  Any amendment that would cause the Yankee Notes Trustee not to have an equal and ratable right to the security interest created hereunder will require the written consent of the Yankee Note Trustee.  The determination of whether the consent of the Yankee Notes Trustee is required hereunder will be made by the Grantors.  The Trustee and the Shared Payment and Collateral Agent will not assume any liability whatsoever in such regards.

TWENTY SIXTH.  Assignment.  Neither the Trustee, nor the Grantors may assign, transfer or encumber their rights or delegate their obligations under this Agreement; except (a) upon receiving the prior written consent of the Shared Payment and Collateral Agent or (b) as expressly permitted hereunder.

TWENTY SEVENTH.  Governing Law and Jurisdiction.  (a)  This Agreement shall be governed and construed in accordance with the laws of Mexico.  For any matter related to or in connection with this Agreement, the parties submit to the jurisdiction of the courts of Mexico City, Federal District.

(b)                                 The parties hereby waive any right or other jurisdiction to which they may be entitled by reason of their present or future domicile or place of residence.

(c)                                  The parties agree that with regards to this Agreement and any matter related to this Agreement, the Trustee (i) will be exclusively submitted to the jurisdiction of the courts of Mexico City, Federal District and that as a consequence, the Trustee may not be sued in any other court or before any other authority and (ii) may not be subject to trial by jury outside of Mexico.

(d)                                 The parties agree that all costs, expenses, legal fees and other amounts payable in connection with any legal or judicial proceeding arising under this Agreement will be borne by jointly and severally by the Grantors (except AMC).

TWENTY EIGHTH.  Conversion.  Any amounts denominated in Pesos received by the Trustee hereunder which are to be converted by the Trustee into Dollars in accordance with the terms of this Agreement shall be converted by the Trustee at the most favorable rate (being that which results in more Dollars per Peso) among those quoted by the Trustee with Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex or BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer or their respective affiliates or successors.

TWENTY NINTH.  Expenses and Costs.  The Grantors (except AMC) jointly and severally agree to pay all of the costs and expenses and taxes derived from the execution of this Agreement and the respective public deed, as well as such that derive from the registration of the same in the applicable public registries, as is set forth in Clause Second (e) hereof.  Likewise, the Grantors (except AMC) will jointly and severally pay to the Trustee and the Shared Payment and Collateral Agent, any traveling expenses and necessary and reasonable legal fees, including necessary and reasonable costs and expenses of internal counsel to the Trustee and the Shared Payment and Collateral Agent incurred as a result of the preparation and execution of this Agreement.  Additionally, the Grantors (except AMC) agree to jointly and severally pay the Trustee and the Shared Payment and Collateral Agent, as soon as requested thereby, any traveling expenses and necessary and reasonable legal fees, including necessary and reasonable costs and expenses of internal counsel to the Trustee and the Shared Payment and Collateral Agent incurred as a result of the amendment of or supplement to this Agreement (and any Exhibit or Schedule hereof), as well as any cost or expense, if existing, in connection with the enforcement of this Agreement.

THIRTIETH.  Reversion of Assets to Grantors.  Upon payment in full of the Restructuring Obligations and termination of this Agreement as described in Clause Twenty Second above, title to the Assets then subject to this Trust will revert to each of the corresponding Grantors.

THIRTY FIRST.  Spanish Translations.  The Grantors (except AMC) agree to obtain, at their own expense, Spanish translations of the Common Agreement, the Restructured Trust Indenture, the Bank Holders Restructured Loan Agreement, the Affiliate Guaranty, the Intercompany Payable and the Yankee Notes Indenture prepared by a court-approved translator and to the satisfaction of counsel to the Bank Holders and for the SEN Trust and the SEN Holders, and to

deliver such translations to the Trustee and the Shared Payment and Collateral Agent within the 90 (ninety) calendar days immediately following the date of this Agreement.  If the Grantors fail to obtain and deliver such translations as set forth above, the Shared Payment and Collateral Agent will be entitled to do so at the Grantors’ expense and the translations so obtained will be binding on the Grantors.

THIRTY SECOND.  Merger.  The parties hereto recognize and acknowledge that after execution of this Agreement, GMM will merge into MM and that as a consequence thereof, MM (as the entity surviving such merger) will acquire and assume all of the assets, rights and obligations of GMM.  The parties further recognize that as a result of such merger, the Shares representing the capital stock of GMM will have to be cancelled and will cease to be part of the Trust.  The Trustee will take such actions that in the reasonable judgment of the Shared Payment and Collateral Agent are necessary to reflect the effects of such merger on the Trust and the Assets.

In addition, MM agrees to deliver to the Trustee and the Shared Payment and Collateral Agent, within the 90 (ninety) Business Days immediately following the date on which the shareholder meetings of GMM and MM that approved the aforementioned merger were held, the receipt issued by the corresponding Public Registries of Commerce, evidencing receipt for the filing for registration of the first notarial copy of the public deed containing such shareholder meetings and the appropriate merger agreement.

THIRTY THIRD.  Additional Grantors.  The parties hereto agree that in certain events described in the Common Agreement, entities different from the initial Grantors hereunder that are subsidiaries of MM may be obligated to transfer assets to the Trust.  In any such event, any such entity will be obligated to execute and deliver to the Trustee and the Shared Payment and Collateral Agent a letter of adherence substantially in the form attached hereto as Exhibit M and, to the extent the Shared Payment and Collateral Agent notifies such entity, within the 20 (twenty) Business Days after receipt by the Trustee and the Shared Payment and Collateral Agent of any such notices, the respective entities will perfect the transfer of their assets to the Trust by means of the execution and registration of a supplement to this Agreement.

The abovementioned supplement will be granted before a notary public by the respective entity and the Trustee and must be registered in the respective public registries as set forth in Clause Second (e) above. The entity will be liable for the registration of the respective supplement hereto in the applicable public registries as set forth in Clause Second (e) above.

The respective entity, as the case may be, must deliver to the Trustee or the Shared Payment and Collateral Agent, prior to the expiration of the 20 (twenty) Business Day term set forth above, such documentation or information relating to such entity and the respective assets (including such documentation as is required under applicable laws to perfect the transfer thereof) as the Trustee or the Shared Payment and Collateral Agent may reasonably request.

To the extent the Trustee does not receive documentation or information that evidences that the respective entity complies with the Trustee’s internal policies as an entity that may become a grantor hereunder, the Trustee may object to such entity adhering to this Agreement and such adherence will only become effective once such requirements have been met to the Trustee’s satisfaction.

As of the date of execution and delivery of the respective letter, and provided any Trustee requirements have been met as set forth in the immediately preceding paragraph, any such entity will be deemed to be a Grantor hereunder, and to the extent such entity assigns assets (other than shares), such entity will be deemed an “Asset Grantor”.

THIRTY FOURTH.  Obligations of AMC.  The parties hereto recognize and acknowledge that AMC will only be obligated hereunder in connection with the Shares and any Additional Shares transferred thereby to this Trust as is set forth, among others, in Clauses Fifth, Eighth, Tenth and Twelfth but will not assume any monetary obligations hereunder.  Therefore, any provision of this Agreement that obligates the Grantors to pay any amount of money or assume any type of cost or expense, will, to the extent not expressly stated, be deemed to exclude AMC.

THIRTY FIFTH.  Shared Payment and Collateral Agent.  The Grantors and the Trustee hereby expressly acknowledge, recognize and agree that:

(a)                                  For all matters relating to, or arising from, or in connection with this Agreement, the Shared Payment and Collateral Agent is acting in its capacity as agent solely for the benefit of the SEN Holders and Bank Holders, and assumes no direct or personal obligations, expressed or implied;

(b)                                 Any action taken or notice, direction, request or consent given or judgment, opinion or decision made by the Shared Payment and Collateral Agent under the terms of this Agreement will be taken, given or made thereby only to the extent it is permitted to do so under the terms of the Common Agreement or other Operative Documents;

(c)                                  The Shared Payment and Collateral Agent has all necessary authority and legal capacity to act in the name and on behalf of the SEN Holders and Bank Holders;

(d)                                 The Shared Payment and Collateral Agent is in no way obligated to expend or risk its own funds; and

(e)                                  To the extent the Shared Payment and Collateral Agent is required to give directions or any other type of notices or communications or take any other action within a specified term, if the Shared Payment and Collateral Agent has not received any necessary instructions under the Common Agreement or other Operative Documents, the Shared Payment and Collateral Agent may so notify the Trustee and the respective term will be immediately extended for so long as the Shared Payment and Collateral Agent instructs the Trustee.  Any terms that are counted as of expiration of the term given to the Shared Payment or Collateral Agent or that are dependent thereon shall likewise be extended.

THIRTY SIXTH.  Headings. The headings used in this Agreement are for convenience of reference only and shall not be used to interpret any of the provisions of this Agreement.

THIRTY SEVENTH.  Information.  The Trustee may and each party to this Agreement hereby expressly authorizes the Trustee to provide any of its Mexican or foreign affiliates for supervision purposes thereof any and all information and documentation related to this Agreement, to the Grantors, or to the operation and performance of this Agreement by the Grantors as well as any information and documentation that is in any way connected to this Agreement that it has obtained or may obtain in the future either from the Grantors or any other third party.

By virtue of the foregoing, this Agreement is executed on this 29th day of April of 2003.

THE GRANTORS

GRUPO MINERO MÉXICO, S.A. DE C.V.

Name:
Title:

AMERICAS MINING CORPORATION

Name:
Title:

MINERA MÉXICO, S.A. DE C.V.

Name:
Title:

INDUSTRIAL MINERA MÉXICO, S.A. DE C.V.

Name:
Title:

MEXICANA DE COBRE, S.A. DE C.V.

Name:
Title:

MINERALES METÁLICOS DEL NORTE, S.A.

Name:
Title:

MEXICANA DE CANANEA, S.A. DE C.V.

Name:
Title:

MEXICANA DEL ARCO, S.A. DE C.V.

Name:
Title:

MINERALES MINAS MEXICANAS, S.A. DE C.V.

Name:
Title:

COMPAÑÍA DE TERRENOS E INVERSIONES DE SAN LUIS POTOSÍ, SOCIEDAD CIVIL POR ACCIONES, S.A.

Name:
Title:

MÉXICO COMPAÑÍA INMOBILIARIA, S.A.

Name:
Title:

THE TRUSTEE

Name:	Name:
Title:	Title:

LIST OF EXHIBITS

EXHIBIT “A”

[INTENTIONALLY OMITTED]

EXHIBIT “B”

POWER OF ATTORNEY OF THE ASSET GRANTORS

EXHIBIT “C”

LIST OF LIENS AND ENCUMBRANCES ON ASSETS

EXHIBIT “D”

LIST AND DESCRIPTION OF THE INSURANCE POLICES

EXHIBIT “E”

[INTENTIONALLY OMITTED]

EXHIBIT “F”

POWER OF ATTORNEY OF THE TRUSTEE

EXHIBIT “G”

LETTER OF ACCEPTANCE OF THE SHARED PAYMENT AND COLLATERAL AGENT

EXHIBIT “H-1”

FORM OF POWERS OF ATTORNEY TO BE GRANTED TO THE ASSET GRANTORS (IN CONNECTION WITH ASSETS OTHER THAN THE SCHEDULED ASSETS)

EXHIBIT “H-2”

FORM OF POWERS OF ATTORNEY TO BE GRANTED TO THE ASSET GRANTORS (IN CONNECTION WITH THE SCHEDULED ASSETS)

EXHIBIT “I”

FORM OF POWER OF ATTORNEY TO BE GRANTED TO THE SHAREHOLDERS

EXHIBIT “J”

FORM OF THE FORECLOSURE REQUEST

EXHIBIT “K”

LIST OF POSSIBLE ADVISORS

EXHIBIT “L”

TRUSTEE’S FEE LETTER

EXHIBIT “M”

FORM OF LETTER OF ADHERENCE TO BE DELIVERED TO THE TRUSTEE AND THE SHARED PAYMENT AND COLLATERAL AGENT

LIST OF SCHEDULES

SCHEDULE “1”

DESCRIPTION OF THE AMOUNTS OWED BY THE GRANTORS

SCHEDULE “2”

DESCRIPTION OF THE REAL ESTATE ASSETS

SCHEDULE “3”

DESCRIPTION OF THE TANGIBLE MOVABLE ASSETS

SCHEDULE “4”

DESCRIPTION OF ALL TRADEMARKS AND OTHER INTELLECTUAL PROPERTY HELD BY ANY OF THE ASSET GRANTORS

SCHEDULE “5”

DESCRIPTION OF THE SHARE CERTIFICATES THAT EVIDENCE THE SHARES OF EACH OF GMM AND MM

SCHEDULE “6”

DESCRIPTION OF MINING EXPLOITATION CONCESSIONS HELD

BY THE ASSET GRANTORS

SCHEDULE “7”

DESCRIPTION OF THE ASSET GRANTORS’ FACILITIES

SCHEDULE “8”

DESCRIPTION OF SCHEDULED ASSETS

SCHEDULE “9”

DESCRIPTION OF EXCLUDED ASSETS

SCHEDULE “10”

DESCRIPTION OF EXCLUDED CONCESSIONS

SCHEDULE “A”

LIST OF NON COMPLIANCES WITH APPLICABLE LAWS

SCHEDULE “B”

LIST OF LITIGATION